EXHIBIT 99.1

ROSETTA RESOURCES INC. PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, April 5, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today provided an update on several operational matters, including updates on its Eagle Ford Shale, Alberta Basin Bakken program and its outlook on production volumes. In announcing these items, Randy Limbacher, Rosetta’s chairman, chief executive officer and president commented, “2010 is off to a strong start for Rosetta. We have added acreage in both of our emerging shale plays, and taken measures to concentrate our operational footprint in the liquids-prone Gates Ranch area of the Eagle Ford. This will serve us well in carrying out our planned development program. Our Eagle Ford drilling results are exceeding expectations and our ongoing studies of the Alberta Basin Bakken opportunity continue to support our constructive view of that play. We are maintaining our discipline in the current low gas price environment, while funding our liquids-prone programs to profitably achieve our stated goals for growth in production and reserves.”

Eagle Ford Shale Program

During the first quarter of 2010, Rosetta Resources drilled or spud nine horizontal wells in the Eagle Ford Shale play. Seven wells are drilled to total depth, and two wells are currently drilling. The lateral length of the seven drilled wells averaged approximately 4,650 feet, roughly a 20% increase compared to Rosetta’s two 2009 horizontal wells. Three of the seven drilled wells were fracture-stimulated during the first quarter using 12-14 frac stages per well. Two of the completed wells are on production and one is currently cleaning up. The other drilled wells are pending completion.

The gross seven-day rate on the two recently completed and producing wells averaged 3.2 MMcf/d of gas, approximately 350 Bbls of condensate and approximately 490 Bbls of NGL’s, for a total of over 8.2 MMcfe/d per well. This is up significantly from the seven-day rate of the 2009 wells. Importantly, about 80% of the value of these recently completed wells is comprised from liquids. The Company also reported that the first quarter 2010 exit rate for its four producing Eagle Ford wells was over 13 MMcfe/d, which is also exceeding expectations.

In other Eagle Ford activities, the Company executed the previously announced commitments to acquire additional acreage and working interest in its Gates Ranch area. The Company now has approximately 29,500 contiguous acres under lease and a 100% working interest in the Gates Ranch area, which is located in the condensate window of the Eagle Ford play. The Company believes this degree of operational control and concentration will positively impact program economics, cycle times and operating flexibility. Additionally, the Company holds approximately 32,000 net acres located in other prospective areas of the Eagle Ford. The Company holds a total of over 61,000 net acres in the play.

Rosetta is currently executing a two-rig program in the Eagle Ford play, which will focus primarily on Gates Ranch development drilling for the remainder of 2010. A total of 25-30 wells are expected to be drilled during 2010, with completions scheduled throughout the year. On an 80-acre spacing basis, Rosetta has identified over 350 development locations on the Gates Ranch area alone. The 2010 drilling program represents only 10% of this significant future opportunity.

Regarding Rosetta’s recent Eagle Ford activities, Limbacher commented, “We are extremely pleased with our results in the Eagle Ford and the favorable impact our strong liquids production is having on our program economics. Our actions to concentrate our Gates Ranch position are representative of our operational thrust, which is to have control and discretion over our programs. In less than one year, Rosetta is in full development mode in Gates Ranch, with other highly prospective areas of the play still left to explore.”

Alberta Basin Bakken Oil Program

In the Alberta Basin, the Company continues to analyze and evaluate the core, log and production test data obtained from the 2009 drilled wells that were located across a large expanse of Rosetta’s position in the play. As recently disclosed, these wells confirmed the presence of oil-saturated and over-pressured Banff, Bakken and Three Forks intervals, and an oil-saturated Nisku section. The Company remains very constructive on the play and continues to add acreage in the area. As of the end of the first quarter 2010, the Company’s acreage position stood at approximately 280,000 net acres, up more than 40,000 acres from year-end 2009.

Given the significant resource potential of the area, the Company expects to focus its 2010 capital program activities on executing additional production tests from the numerous zones of interest. Preliminarily, Rosetta plans to conduct fracture-stimulated completions in the vertical sections of up to three wells, which should yield very cost-effective information that can direct future drilling and completion activities. Limbacher commented, “Our 2009 activities were focused on delineating our position and testing our resource concept for the play. We were very pleased on both counts. In 2010, we intend to take the most cost-effective steps possible to get the data necessary to establish commerciality in this unique play.”

2010 Capital and Production Outlook

The Company is on pace to execute its announced 2010 capital program of $280 million. At this planned level of capital spending, the Company maintains its previously disclosed full year production guidance at 145-155 MMcfe/d, excluding acquisitions and divestitures. Given delayed access to rigs and services in the first quarter of 2010, Rosetta expects volumes to average 120-125 MMcfe/d for the first quarter, with ramp-up occurring in subsequent quarters during the year. The Company expects liquids production to grow significantly in 2010, reflecting results from the Eagle Ford program. In affirming its previous capital and production guidance, the Company also reiterated that it retains the discretion to adapt or adjust capital spending in response to commodity prices.

Limbacher further commented, “Rosetta has a unique opportunity in 2010 to create value from our recent successes. We are very focused on directing our efforts toward the most profitable and impactful projects in our portfolio. While the first quarter experienced some market-driven program delays, notably in the Eagle Ford area, we were able to get back on pace for the performance we expect to deliver for the full year. The timing of our volume ramp, especially for liquids and our higher level of hedges, should provide a significant boost to our performance going forward. Our entire organization is focused on building upon our success in 2009 and taking Rosetta to a new level in 2010.”

Forward-Looking Statements:

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, changes in the Company’s liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and expected production (including any volume ramp). The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company’s properties; the Company’s ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

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SOURCE: Rosetta Resources Inc.
CONTACT:  Rosetta Resources Inc.
Investor Contact:
Michael J. Rosinski, Executive Vice President & Chief
Financial Officer
(713) 335-4037
rosinskim@rosettaresources.com
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